UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Mack-Cali Realty Corporation

(Name of Registrant as Specified In Its Charter)

BOW STREET LLC

BOW STREET SPECIAL OPPORTUNITIES FUND XV, LP

A. AKIVA KATZ

HOWARD SHAINKER

ALAN R. BATKIN

FREDERIC CUMENAL

MARYANNE GILMARTIN

NORI GERARDO LIETZ

TAMMY K. JONES

MAHBOD NIA

HOWARD S. STERN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bow Street LLC, together with its affiliates (collectively, “Bow Street”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2020 annual meeting of stockholders of Mack-Cali Realty Corporation, a Maryland corporation (the “Company”).

On May 26, 2020, Bow Street issued the following press release:

BOW STREET SENDS LETTER TO MACK-CALI SHAREHOLDERS

HIGHLIGHTING BOARD’S HISTORY OF BROKEN PROMISES

Board and Management Change Required to Restore Trust of Mack-Cali Shareholders

and Other Stakeholders

Bow Street’s Nominees Will Add Accountability and Robust Independent Oversight to Boardroom

Urges Mack-Cali Shareholders to VOTE the GOLD Proxy Card “FOR ALL” of Bow Street’s

Highly Qualified, Independent Nominees

NEW YORK – May 26, 2020 – Bow Street LLC (“Bow Street”) is today sending a letter to Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) (NYSE: CLI) shareholders highlighting the need for independence, accountability and oversight in the Mack-Cali Boardroom following a series of broken promises made by the legacy Board of Directors (the “Board”) and management. Ahead of Mack-Cali’s annual meeting on June 10, 2020, Bow Street urges shareholders to vote the GOLD proxy card “FOR ALL” of its highly qualified, independent nominees, who, as directors, will usher in a new culture of trust and integrity at Mack-Cali.

The full text of the letter can be found below and at: http://www.bowstreetllc.com/mack-cali2020/.

Dear Fellow Mack-Cali Shareholders,

Today, Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”) shareholders find themselves back where they were exactly one year ago. In a last-ditch attempt to win over shareholders, the legacy Board of Directors (the “Board”) and management are making a series of promises about their ability to transform Mack-Cali. This time, they insist they are finally taking governance seriously and addressing Board independence. What’s more, they suggest they are finally willing to sell the Company, despite turning away offers five months ago at twice the current share price. Should shareholders believe them?

Let’s consider the incentives.

The legacy directors’ and management’s incentives are not like yours and ours. Mr. Mack and his family face a steep tax-liability in a sale of Mack-Cali. As such, they require the legacy Board to protect them by dismissing third-party strategic interest that might trigger this tax. This legacy Board has also awarded CEO Michael DeMarco nearly $30 million over the past five years ($9 million in 2019 alone) for producing bottom quartile performance. In fact, Mr. DeMarco and the legacy Board have so much to lose that they are now spending $10 million of shareholder capital on this proxy contest to protect their interests. With the shareholder piggybank at their disposal, it’s clear that the legacy Board and Mr. DeMarco are incentivized to spend and promise whatever is required to entrench themselves and maintain the status quo.

As for our incentives? Bow Street – like all shareholders – only makes money when Mack-Cali’s share price performs. In fact, we are so concerned about the poor governance and lack of oversight at Mack-Cali that we have spent our own money, two years in a row, to advocate on behalf of all shareholders. Unlike Mr. DeMarco, we don’t get paid $9 million a year to just show up. We only make money when Mack-Cali shareholders make money.

In light of management and the legacy Board’s history of obfuscation, broken promises, and misaligned incentives…

Who do you believe?

Should you believe legacy directors and management who promised just last year to take significant steps to enhance the Company’s governance profile?

Over the last twelve months alone, these individuals have been responsible for:

•	Seeking to remove from the Board the only four truly independent directors, aiming to replace them with hastily selected nominees interviewed and approved by Mr. DeMarco;

•

Sidelining these four truly independent directors in the Boardroom by excluding them from strategic discussions and decision making, and relegating them to committee positions designed to minimize their impact;[1]

•	Manipulating the outcome of the 2019 annual meeting to permit William Mack to remain on the Board and retain his Chairmanship, despite being voted off the Board;

•	Failing to force Mr. Mack to recuse himself from conversations with prospective third-party bidders while he was hiring advisors to prepare a bid himself;

•	Supporting a CEO who lied on an earnings call regarding credible strategic interest to purchase Mack-Cali at nearly double the current share price; and

•	Misleading shareholders by concealing the conclusions of the shareholder value committee.[2]

Should you believe a management team and legacy directors who for the past five years have promised:

•

To reduce leverage? The reality is that debt has increased in the absolute, and leverage has increased from 7x to 12x Net Debt/EBITDA as of last quarter. Mack-Cali’s leverage is now at the highest levels in the Company’s 20-year history.

•	To increase cash flow? The reality is that funds from operations have declined nearly 30%, from $1.83/share in 2015 to $1.30/share today.

•	To improve occupancy? The reality is that waterfront office occupancy is currently at 72% -- a historic low.

•	To grow Net Asset Value (NAV)? The reality is that during a period of broad economic prosperity, Mack-Cali’s NAV has decreased from $34/share to $33/share.

Sadly, but unsurprisingly, we aren’t the only stakeholders who have lost trust in Mack-Cali’s management and legacy Board. They have also lost the trust of:

•	The “Wall Street” analyst community, with 7 of 8 analysts rating Mack-Cali “downgrade,” “hold” or “sell;”

•	The credit markets, with both Moody’s and S&P downgrading the Company several notches since Mr. DeMarco joined;

[1]	https://www.prnewswire.com/news-releases/statement-from-independent-mack-cali-board-members-alan-batkin-frederic -cumenal-maryanne-gilmartin-and-nori-gerardo-lietz-301064238.html
[2]	https://www.bloomberg.com/news/articles/2020-05-22/mack-cali-board-minority-accuses-colleagues-of-ignoring-concerns

•	The NYC leasing/brokerage community, as evidenced by Mack-Cali’s dearth of leasing activity, while competitors sign up high-quality tenants to deals Mack-Cali should have won; and

•

Mack-Cali shareholders. At today’s share price (and at pre-COVID prices), Mack-Cali ranks amongst the poorest performers over 1-, 3-, 5-, 7- and 10-year periods, and trades at a discount to NAV that is currently the widest in the Company’s history.

At its essence, this proxy contest is a referendum on the future of Mack-Cali. The stakes are high.

Mack-Cali is a meaningful investment for Bow Street, and, like every single Mack-Cali shareholder, we have endured years of underperformance and disappointment. Simply put, we believe that – absent a significant reconstitution of the legacy Board that realigns the interests of leadership with those of shareholders – we will never realize fair value for our investment.

Mack-Cali’s legacy Board and management team failed to perform when the economy was good. Shareholders have too much invested in Mack-Cali to trust them to do well during a period of economic uncertainty. We refuse to stand idly by and witness another year of broken promises. We hope that you – our fellow shareholders – won’t either.

Vote the GOLD PROXY CARD TODAY to protect your investment and usher in a new culture of trust and integrity in the Mack-Cali Boardroom.

We encourage shareholders to review additional information including facts set forth in Bow Street’s investor presentation by visiting http://www.bowstreetllc.com/mack-cali2020/ so that you can make an informed decision about the future of Mack-Cali and your investment.

Sincerely,

Akiva Katz	Howard Shainker
Manager Partner	Managing Partner

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN!

Please vote today by telephone or via the Internet

by following the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (877) 800-5182

Banks and Brokers May Call Collect: (212) 750-5833

Please simply discard any white proxy card that you may receive from Mack-Cali.

Returning a white proxy card – even if you “withhold” on the Company’s nominees –

will revoke any vote you had previously submitted on Bow Street’s GOLD proxy card.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

Media Contacts

Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

(212) 257 4170

Investor Contacts

Innisfree M&A Incorporated

Scott Winter/Gabrielle Wolf

(212) 750 5833

CLIshareholders@bowstreetllc.com